Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE

CONTACT:

Media:

Ben Deutsch

(404) 676-2683

Investors:	Ann Taylor
(404) 676-5383

THE COCA-COLA COMPANY REPORTS

THIRD QUARTER AND YEAR-TO-DATE 2005 RESULTS

•                  Reported earnings per share of $0.54 for the third quarter and $1.67 year-to-date.

•                  Items impacting comparability reduced results $0.03 per share in the third quarter.

•                  Worldwide unit case volume growth of 5 percent in the third quarter led by international unit case volume growth of 6 percent.

•                  Cash from operations increased 15 percent year-to-date, to $5.3 billion.

ATLANTA, Oct. 20, 2005 — The Coca-Cola Company today reported third quarter earnings per share of $0.54, compared with $0.39 for the prior year third quarter.  Third quarter reported earnings per share included a net charge of $0.03 per share due primarily to a $0.04 non-cash charge related to asset write-downs in the Philippines, partially offset by a $0.01 per share benefit related to the favorable resolution of tax matters.

Neville Isdell, chairman and chief executive officer, said, “This quarter demonstrates early progress in our efforts to achieve sustainable growth for the future.  We continue to see good results in many markets, including Latin America, Africa, Russia, Turkey, central Europe, Japan and China, and stabilization in an increasingly focused North America.  However, we still have considerable work ahead of us in other markets such as the Philippines, India and Germany, as well as to address current category trends in northwest Europe.  In addition, we are monitoring the potential impact of energy costs and macro-economic trends on consumer sentiment and disposable income.  As we close out 2005 and move into 2006, we will continue to lay the foundation for sustainable growth over the coming years.”

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

•                  Reported third quarter revenues increased 8 percent.  Revenue growth reflected a 5 percent increase in gallon sales, favorable pricing and mix, and a positive currency benefit.

•                  Cash from operations was $5.3 billion year-to-date, compared with $4.6 billion in the prior year period, an increase of 15 percent.

•                  The Company repurchased $1.6 billion of its stock year-to-date and intends to repurchase a total of at least $2 billion of its stock for the full year 2005.

Operational Highlights

(Group operational highlights are reported in line with the Company’s new operating structure.  Refer to the Company’s amended
8-K filing dated July 19, 2005, for more information.)

Total Company

•                  Unit case volume increased 5 percent in the third quarter and 5 percent year-to-date.  For the quarter, the Company maintained share in the nonalcoholic ready-to-drink category.

•                  Unit case volume growth in the quarter was led by a 6 percent increase achieved by International Operations, reflecting double-digit growth in key emerging markets including China, Russia, South Africa, Turkey and the Middle East.  In addition, Japan, Mexico, Brazil and North America delivered solid unit case volume growth.  Offsetting the overall results for the quarter were unit case volume declines in Germany, the Philippines, India and northwest Europe.  Acquisitions, primarily of Multon, the Russian juice company, slightly benefited unit case volume growth in the quarter.

•                  Carbonated soft drink unit case volume grew 2 percent in the quarter, led by 3 percent growth in International Operations.  Trademark Coca-Cola unit case volume increased 2 percent for the quarter.   The Company maintained share in the carbonated soft drink category in the third quarter.

•                  Unit case volume for noncarbonated beverages, excluding water, grew 13 percent for the quarter, led by 28 percent growth in the global POWERade trademark and 14 percent growth in the global Minute Maid trademark.  Tea led the 5 percent unit case volume growth in coffee and tea beverages.  In the quarter, the Company increased share in the sports drink and juices and juice drinks categories.  Share declined in the ready-to-drink coffee and tea category, but this is being addressed with new innovation.

•                  Unit case volume for water grew 21 percent for the quarter, driven by 37 percent growth in the global Dasani trademark, along with solid growth in many of the regional brands, including Ciel and Bonaqua.  For the quarter, share increased in this competitive category.

North America

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	3%	2%
Net Revenues	8%	3%
Operating Income	10%	(3)%

•                  Unit case volume in the North America operating group for the quarter increased 3 percent due to solid growth in both Retail and Foodservice and Hospitality.  Net revenues for the quarter increased 8 percent, reflecting a 4 percent increase in gallon sales, improved pricing and mix, and a slight currency benefit.  Operating income growth in the quarter was impacted by the planned double-digit increase in marketing expense, offset by reduced expenses, primarily due to lower stock option compensation expense and the cycling of higher costs in the finished products business in the prior year.

•                  The Retail division’s unit case volume increased 4 percent in the quarter, reflecting 2 percent unit case volume growth in the bottler delivered business, along with double-digit gains in warehouse juice and water operations.

•                  The Foodservice and Hospitality division’s unit case volume increased 3 percent in the quarter, reflecting improved year-over-year trends in restaurant traffic, slightly offset by softness in discretionary consumer restaurant spending as a result of higher fuel costs and the impact of Hurricane Katrina.

•                  Overall, carbonated soft drink unit case volume declined 1 percent in the quarter, reflecting soft category trends on regular carbonated soft drinks.  While diet and light product unit case volume was flat in the quarter, share gains in the diet segment were achieved.

•                  In noncarbonated beverages, both POWERade and Dasani trademarks grew unit case volume in excess of 30 percent in the quarter, supported by warm weather, and continued to deliver share gains.  Warehouse-delivered juices increased unit case volume by 11 percent in the quarter and also increased share in the category, driven by the performance of Minute Maid premium chilled orange juice.

•                  Packaging and product innovations advanced in line or ahead of expectations with Coca-Cola Zero, Diet Coke Sweetened with Splenda, Dasani flavors, Full Throttle and the POWERade “clutch” bottle.

European Union

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	1%	1%
Net Revenues	9%	5%
Operating Income	301%	34%

•                  Unit case volume in the European Union operating group increased 1 percent in the third quarter as solid unit case volume growth in Spain and central Europe, which was up 4 percent and 8 percent, respectively, was partially offset by unit case volume declines in northwest Europe and Germany.  Net revenues increased 9 percent in the quarter, reflecting a 4 percent increase in gallon sales, due to timing, along with the positive impact of pricing, currency benefits, and the consolidation of the Bremen bottler in Germany.  Operating income growth in the quarter reflects the cycling of the prior year charge related to the impairment of intangible assets in Germany, partially offset by the planned increase in marketing and operating expenses.

•                  Unit case volume in Germany declined 1 percent in the third quarter due to the continued impact of the mandatory deposit legislation on the availability of one-way packages, along with overall industry weakness.   Limited availability has now been achieved in most discounters.   Although the German legislature passed an amendment to the mandatory deposit legislation that eliminated the “island solutions,” the amendment allows for a transition period to last until mid-2006. Therefore, the Company expects the challenging environment in Germany to continue into next year.

•                  Unit case volume growth in northwest Europe declined 3 percent in the third quarter as soft overall retail and carbonated soft drink category trends impacted the results.  This weakness is expected to continue for the remainder of 2005.

North Asia, Eurasia and Middle East

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	17%	15%
Net Revenues	3%	9%
Operating Income	(12)%	1%

•                  The North Asia, Eurasia and Middle East operating group increased unit case volume 17 percent for the quarter, with double-digit growth in China, Russia, Turkey and the Middle East and 4 percent growth in Japan.  In addition, the joint acquisition of Multon, with Coca-Cola Hellenic Bottling Company, S.A. in the second quarter of 2005, contributed to unit case volume growth in the quarter.  Net revenues for the quarter increased 3 percent, reflecting a 13 percent increase in gallon sales and a slight currency benefit, partially offset by negative country mix, as gallon sales growth in Japan was behind unit case volume growth, as previously communicated in the second quarter earnings release.  Operating income decreased 12 percent in the quarter reflecting the negative country mix, higher input costs in cost of goods sold and the planned increase of marketing and operating expenses.

•                  In Japan, unit case volume increased 4 percent in the quarter, cycling 8 percent growth in the prior year, as strong innovation helped drive results and led to overall share gains in the non-alcoholic ready-to-drink category.  Hajime, a new green tea, drove share increase during the quarter in the highly competitive non-sugar tea category.  Aquarius Active Diet, launched in May, continued its strong growth and contributed to 21 percent unit case volume growth in the Aquarius trademark during the quarter.  Unit case volume of Georgia coffee grew 1 percent in the quarter following the relaunch in early September.  In the quarter, Sokenbicha, the blended non-sugar tea, was negatively impacted by the launch of Hajime, and Trademark Coca-Cola was negatively impacted by the cycling of the Coca-Cola C2 launch in the prior year.  Both Sokenbicha and Trademark

Coca-Cola continue to be a focus and will be supported with a strong calendar of marketing activities in 2006.

•                  In China, third quarter unit case volume grew 23 percent, cycling 20 percent growth in the prior year quarter.  Carbonated soft drink unit case volume grew 17 percent in the quarter and delivered share gains.  The performance was led by 16 percent growth in Trademark Coca-Cola and 20 percent growth in Trademark Sprite.  Noncarbonated beverage unit case volume grew 46 percent, as the continued expansion of new products, including Nestea Ice Rush, Modern Tea Workshop and Orange Pulp by Minute Maid, drove the results and share increases.

•                  In Russia and Turkey, improving macroeconomic trends along with strong bottler execution and marketing led to share increases and double-digit unit case volume growth, cycling double-digit unit case volume increases from the prior year period.

Latin America

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	5%	7%
Net Revenues	21%	17%
Operating Income	14%	13%

•                  The Latin America operating group delivered unit case volume growth of 5 percent in the third quarter with solid growth in all key markets.  Net revenues in the quarter increased 21 percent, reflecting a 5 percent increase in gallon sales, positive pricing and mix, and positive currency benefits.  Operating income in the quarter, which increased 14 percent, was negatively impacted by the planned increase in marketing expense.

•                  In Mexico, unit case volume increased 4 percent in the quarter because of the continued focus on driving personal consumption, supporting brand value at home and investing in new beverage categories.  The performance was driven by 3 percent unit case volume growth in carbonated soft drinks led by Brand Coca-Cola, Coca-Cola Light and Fanta.  In addition, noncarbonated beverage unit case volume increased 10 percent in the quarter, supported by the launch of multiple new beverages and the establishment of a dedicated sales company.  POWERade, Nestea, and new flavored waters under the Ciel brand drove the results.

•                  In Brazil, unit case volume growth for the quarter was 7 percent, cycling 14 percent growth in the prior year quarter.  Carbonated soft drink unit case volume grew 7 percent in the quarter and continued to increase share, led by solid results in core brands.

•                  In Argentina, consumer marketing activities and bottler execution drove unit case volume growth of 4 percent, cycling 13 percent growth in the prior year quarter.

East, South Asia and Pacific Rim

	Percent Change
	From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	(5)%	(4)%
Net Revenues	(2)%	(4)%
Operating Income	(125)%	(44)%

•                  The East, South Asia and Pacific Rim operating group’s unit case volume declined 5 percent in the third quarter.  Unit case volume declines in India and the Philippines strongly impacted the results.  Net revenues in the quarter decreased 2 percent, reflecting a 5 percent decline in gallon sales, offset by positive currency benefits and pricing.  Operating income was further reduced by the planned increase in marketing expense for key countries and the non-cash charge for asset write-downs in the Philippines.

•                  In India, unit case volume decreased 22 percent in the quarter, cycling 36 percent growth in the prior year.  Price increases to cover rising raw material and distribution costs and the lingering effects of the false pesticide allegations drove the declines.

•                  In the Philippines, affordability and availability issues continued to negatively impact performance, with unit case volume for the quarter declining 13 percent.

•      The issues in India and the Philippines are being addressed; however, results from these markets are expected to remain weak for the remainder of 2005 and into 2006.

Africa

	Percent Change From Prior Year
	Third	Year-
	Quarter	To-Date
Unit Case Volume	6%	9%
Net Revenues	12%	19%
Operating Income	28%	18%

•      The Africa operating group delivered solid results as it continued to execute against key strategies.  Growth in South Africa, Nigeria, and Egypt led to 6 percent unit case volume growth in the third quarter.  Net revenues in the quarter increased 12 percent, reflecting a 7 percent increase in gallon sales, positive currency benefits, and positive pricing and mix.  Operating income was impacted by the planned increase in marketing expense, offset by lower expenses primarily related to stock option compensation expense and currency benefits.

•      Carbonated soft drink unit case volume in Africa increased 5 percent, as core brands drove the growth with Trademark Coca-Cola and Sprite unit case volumes up 6 percent and 14 percent, respectively, in the quarter.

•                  South Africa had another strong quarter with unit case volume growth of 14 percent led by a winter marketing campaign for Brand Coke, strong bottler execution and unseasonably warm weather.  Core brands grew 14 percent in the quarter.

•      Unit case volume in Nigeria grew 7 percent in the quarter as strong marketing campaigns and bottler execution led to solid carbonated soft drink unit case volume growth.

Financial Review

Operating Results

Net operating revenues for the third quarter increased 8 percent to $6.0 billion, reflecting a 5 percent increase in gallon sales, a 1 percent favorable impact from pricing and mix and a 2 percent currency benefit.  The Company expects gallon sales growth in the fourth quarter to lag reported unit case volume growth, primarily due to the favorable timing of bottler orders as of the end of the third quarter and the cycling of higher gallon sales in the prior year fourth quarter.

The following reflects net operating revenues from the Company’s operations:

	Third Quarter		Year-To-Date
(in millions)	2005	2004	2005	2004
Company Operations, Excluding Bottling	$5,105	$4,767	$14,911	$14,125
Company-Owned Bottling Operations	932	829	2,642	2,413
Consolidated Net Operating Revenues	$6,037	$5,596	$17,553	$16,538

Cost of goods sold increased 8 percent for the quarter, reflecting a 5 percent increase in gallon sales, a 1 percent increase from currency movements as well as increases in commodity-based inputs and higher freight costs.

Selling, general and administrative expenses for the quarter increased 9 percent reflecting the planned increase in marketing and innovation activities and a 1 percent increase from currency movements.  Partially offsetting the increase were lower expenses, primarily related to lower stock option compensation expense and various small gains on land sales, and the cycling of increased costs in the finished products business in the prior year quarter.  The Company expects selling, general and administrative expenses for the fourth quarter to be negatively impacted by the timing of innovation expenses and the cycling of lower marketing expenses in the prior year.  The Company had other operating charges in the third quarter amounting to $85 million pre-tax ($82 million after tax) related to asset write-downs in the Philippines.

Reported operating income for the quarter increased 36 percent, reflecting the increase in net revenues and the cycling of impairment charges in the prior year quarter, partially offset by the increase in selling, general and administrative expenses and the asset write-downs related to the Philippines in the current year quarter.  The currency benefit to operating income in the third quarter was approximately 6 percent.  The Company currently expects currencies to provide a negligible impact in the fourth quarter of 2005 and a negative impact during 2006.

Equity income for the quarter increased 8 percent reflecting solid results from the bottling system throughout the world and the Multon joint venture.

Effective Tax Rate

The reported effective tax rate for the quarter was 22.4 percent.  The rate was primarily impacted by an $18 million tax benefit from the resolution of tax matters and the impact of a lower estimated full-year underlying effective tax rate than previously expected.  The Company is required to record income tax expense for the first nine months of the year based on the estimated effective tax rate for the full year.  As discussed in the second quarter earnings release, the Company had previously estimated that its underlying effective tax rate on operations would be approximately 24 percent for the full year.  The Company now anticipates that the underlying effective tax rate for the full year 2005 will be approximately 23.5 percent, primarily because of the mix of profit contributions from lower taxed locations.  To bring the effective tax rate for the first nine months of 2005 in line with the Company’s currently estimated full year underlying effective tax rate, the Company recorded income tax expense at an underlying effective tax rate of approximately 22.5 percent in the third quarter.

The Company decided in the first quarter of 2005 to repatriate accumulated income earned outside the United States of approximately $2.5 billion under the provisions of the American Jobs Creation Act (the “Act”) and recorded a related tax provision in prior quarters.  The maximum amount that the Company can repatriate under the Act is $6.1 billion.  The Company approved in October, subject to Board of Directors approval later today, a plan to repatriate the remaining $3.6 billion.  Therefore, the Company would record a tax provision of approximately $200 million in the fourth quarter of 2005 related to the additional repatriation.

In determining the quarterly provision for income taxes, the Company uses an annual estimated effective tax rate based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the

Company operates.  The impact of significant or unusual items and discrete events are separately recognized in the quarter in which they occur.  The Company currently estimates its underlying effective tax rate on operations for 2005 to be approximately 23.5 percent, which does not reflect the impact of the Act and significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate quarter.

Prior Year Results

In 2004, the third quarter results included a reduction of approximately $0.11 per share for other operating charges related primarily to the impairment of intangible assets in Germany and the net impact of certain tax adjustments, primarily related to the impairments.

During the second quarter of 2004, the Company recorded a net benefit of approximately $0.015 per share related to favorable tax settlements and a gain on the issuance of stock by an equity investee, partially offset by write-downs of various manufacturing investments.

New Operating Structure

As previously announced, effective May 1, 2005, the Company made certain changes to its operating structure impacting its Europe, Eurasia and Middle East operating group and its Asia operating group.  The Company has replaced these operating groups with three new operating groups, the European Union operating group, the North Asia, Eurasia and Middle East operating group, and the East, South Asia and Pacific Rim operating group.  The European Union operating group includes the Company’s operations in all of the current member states of the European Union as well as the European Free Trade Association countries.  The North Asia, Eurasia and Middle East operating group includes the Company’s China, Japan, Eurasia and Middle East, and Russia, Ukraine and Belarus Divisions, and other European countries not in the European Union operating group.  The East, South Asia and Pacific Rim operating group includes the Company’s India, Philippines, Southeast and West Asia, and South Pacific and Korea Divisions.

Conference Call

The Company will host a conference call with financial analysts to discuss the third quarter and year-to-date 2005 results on October 20, 2005, at 8:00 a.m. (EST).  The Company invites investors to listen to the live audiocast of the conference call at the Company’s website, www.coca-cola.com in the “Investors” section.  Further, the “Investors” section of the Company’s website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions, except per share data)

	Three Months Ended
	Sept. 30, 2005	Oct. 1, 2004	% Change
Net Operating Revenues	$6,037	$5,596	8
Cost of goods sold	2,235	2,061	8
Gross Profit	3,802	3,535	8
Selling, general and administrative expenses	2,225	2,046	9
Other operating charges	85	392	—
Operating Income	1,492	1,097	36
Interest income	49	39	26
Interest expense	49	47	4
Equity income	195	180	8
Other income (loss) - net	(34)	(34)	—
Income Before Income Taxes	1,653	1,235	34
Income taxes	370	300	23
Net Income	$1,283	$935	37

Diluted Net Income Per Share*	$0.54	$0.39	38
Average Shares Outstanding - Diluted*	2,385	2,424	(2)

*      For the third quarter, “Basic Net Income Per Share” was $0.54 for 2005 and $0.39 for 2004 based on “Average Shares Outstanding - Basic” of 2,384 and 2,421 for 2005 and 2004, respectively.

Note:      The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The third quarter of 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions, except per share data)

	Nine Months Ended
	Sept. 30, 2005	Oct. 1, 2004	% Change
Net Operating Revenues	$17,553	$16,538	6
Cost of goods sold	6,199	5,861	6
Gross Profit	11,354	10,677	6
Selling, general and administrative expenses	6,446	5,846	10
Other operating charges	85	480	—
Operating Income	4,823	4,351	11
Interest income	163	106	54
Interest expense	179	138	30
Equity income	553	496	11
Other income (loss) - net	(66)	(64)	—
Gain on issuances of stock by equity investees	23	49	—
Income Before Income Taxes	5,317	4,800	11
Income taxes	1,309	1,154	13
Net Income	$4,008	$3,646	10

Diluted Net Income Per Share*	$1.67	$1.50	11
Average Shares Outstanding - Diluted*	2,399	2,434	(1)

*      For the nine months, “Basic Net Income Per Share” was $1.67 for 2005 and $1.50 for 2004 based on “Average Shares Outstanding - Basic” of 2,397 and 2,431 for 2005 and 2004, respectively.

Note:      The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The nine months of 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

 (In millions)

	September 30, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$4,951	$6,707
Marketable securities	111	61
	5,062	6,768
Trade accounts receivable, less allowances of $72 at September 30 and $69 at December 31	2,217	2,171
Inventories	1,431	1,420
Prepaid expenses and other assets	1,810	1,735
Total Current Assets	10,520	12,094

Investments and Other Assets
Equity method investments	6,466	5,897
Cost method investments, principally bottling companies	393	355
Other assets	2,740	3,054
	9,599	9,306

Property, Plant and Equipment
Land	460	479
Buildings and improvements	2,775	2,853
Machinery and equipment	6,490	6,337
Containers	492	480
	10,217	10,149
Less allowances for depreciation	4,340	4,058
	5,877	6,091

Trademarks With Indefinite Lives	1,957	2,037
Goodwill	1,083	1,097
Other Intangible Assets	847	702
Total Assets	$29,883	$31,327

Note:      The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The nine months of 2005 ended on September 30, 2005.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions, except share data)

September 30, 2005	December 31, 2004
Current Liabilities
Accounts payable and accrued expenses	$5,194	$4,283
Loans and notes payable	3,069	4,531
Current maturities of long-term debt	10	1,490
Accrued income taxes	683	667
Total Current Liabilities	8,956	10,971

Long-Term Debt	1,121	1,157

Other Liabilities	2,743	2,814

Deferred Income Taxes	537	450

Shareowners’ Equity
Common Stock, $0.25 par value
Authorized:	5,600,000,000 shares
Issued:	3,504,577,485 shares at September 30; 3,500,489,544 shares at December 31	876	875
Capital surplus	5,331	4,928
Reinvested earnings	31,100	29,105
Accumulated other comprehensive income (loss)	(1,589)	(1,348)
35,718	33,560
Less treasury stock, at cost (1,127,111,820 shares at September 30; 1,091,150,977 shares at December 31)	(19,192)	(17,625)
16,526	15,935

Total Liabilities and Shareowners’ Equity	$29,883	$31,327

Note:      The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The nine months of 2005 ended on September 30, 2005.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Nine Months Ended
	September 30, 2005	October 1, 2004

Operating Activities
Net income	$4,008	$3,646
Depreciation and amortization	676	630
Stock-based compensation expense	268	271
Deferred income taxes	(74)	(44)
Equity income or loss, net of dividends	(375)	(359)
Foreign currency adjustments	93	(35)
Gains on issuances of stock by equity investees	(23)	(49)
Gain on sales of assets, including bottling interests	(4)	(17)
Other operating charges	85	480
Other items	168	245
Net change in operating assets and liabilities	458	(178)
Net cash provided by operating activities	5,280	4,590

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(635)	(243)
Purchases of investments and other assets	(67)	(25)
Proceeds from disposals of investments and other assets	20	129
Purchases of property, plant and equipment	(633)	(520)
Proceeds from disposals of property, plant and equipment	88	56
Other investing activities	10	76
Net cash used in investing activities	(1,217)	(527)

Financing Activities
Issuances of debt	29	2,380
Payments of debt	(2,867)	(1,247)
Issuances of stock	137	171
Purchases of stock for treasury	(1,595)	(1,472)
Dividends	(1,346)	(1,809)
Net cash used in financing activities	(5,642)	(1,977)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(177)	18

Cash and Cash Equivalents
Net increase (decrease) during the period	(1,756)	2,104
Balance at beginning of period	6,707	3,362
Balance at end of period	$4,951	$5,466

Note:      The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The nine months of 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Unit Case Volume Results

	Unit Case Volume Growth (Based on Average Daily Sales) 2005 vs. 2004 % Change		Reported Unit Case Volume Growth* 2005 vs. 2004 % Change
	Third Quarter	Year-to-Date	Year-to-Date
Worldwide	5	5	4
North America	3	2	1
International Operations	6	6	5
Africa	6	9	8
East, South Asia and Pacific Rim	(5)	(4)	(5)
European Union	1	1	Even
Latin America	5	7	6
North Asia, Eurasia and Middle East	17	15	14

Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding periods.  Average daily sales for each quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

Reported unit case volume growth is computed by comparing the actual unit cases shipped in the first nine months of 2005 to the actual unit cases shipped in the first nine months of 2004.  In the first nine months of 2005, these amounts are less than the amounts computed on an average daily sales basis because of two fewer shipping days in the first quarter of 2005 as compared to the first quarter of 2004.  The difference in days will be partially offset in the fourth quarter of 2005.

* For the third quarter, “unit case volume growth based on average daily sales” is identical to “reported unit case volume growth” because there are no differences in the number of days.  Therefore, a separate column is not included above for “reported unit case volume growth” in the third quarter.

Note:

a)     Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

b)    The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The quarter and nine months of 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments (In millions)

(UNAUDITED)

Third Quarter

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	Sept. 30, 2005	Oct. 1, 2004	% Fav. / (Unfav.)	Sept. 30, 2005 (1)	Oct. 1, 2004 (3)	% Fav. / (Unfav.)	Sept. 30, 2005 (1)(2)	Oct. 1, 2004 (3)	% Fav. / (Unfav.)
North America	$1,745	$1,617	8	$414	$377	10	$411	$379	8
Africa	312	279	12	106	83	28	102	79	29
East, South Asia & Pacific Rim	277	283	(2)	(19)	76	(125)	(15)	86	(117)
European Union	1,834	1,682	9	586	146	301	571	128	346
Latin America	632	522	21	303	266	14	348	310	12
North Asia, Eurasia & Middle East	1,218	1,183	3	371	421	(12)	389	428	(9)
Corporate	19	30	(37)	(269)	(272)	1	(153)	(175)	13
Consolidated	$6,037	$5,596	8	$1,492	$1,097	36	$1,653	$1,235	34

Note:

a)     Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

b)    The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The third quarter of 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

(1)   Operating income (loss) and income (loss) before income taxes in the third quarter of 2005 were reduced by approximately $85 million for East, South Asia & Pacific Rim as a result of other operating charges recorded for asset write-downs.

(2)   Income (loss) before income taxes in the third quarter of 2005 was reduced by $5 million for Corporate due to certain items impacting an equity investee and $4 million for East, South Asia & Pacific Rim due to asset write-downs impacting an equity investee.

(3)   Operating income (loss) and income (loss) before income taxes in the third quarter of 2004 were reduced by approximately $15 million for East, South Asia & Pacific Rim, $368 million for European Union, $3 million for North Asia, Eurasia & Middle East and $6 million for Corporate as a result of other operating charges recorded for asset write-downs.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments (In millions)

(UNAUDITED)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	Sept. 30, 2005	Oct. 1, 2004	% Fav. / (Unfav.)	Sept. 30, 2005 (1)	Oct. 1, 2004 (2)	% Fav. / (Unfav.)	Sept. 30, 2005 (1)(3)	Oct. 1, 2004 (2)(4)	% Fav. / (Unfav.)
North America	$5,048	$4,914	3	$1,188	$1,226	(3)	$1,191	$1,234	(3)
Africa	879	736	19	280	238	18	279	232	20
East, South Asia & Pacific Rim	990	1,026	(4)	166	299	(44)	228	352	(35)
European Union	5,287	5,041	5	1,792	1,337	34	1,747	1,288	36
Latin America	1,806	1,544	17	886	781	13	1,031	922	12
North Asia, Eurasia & Middle East	3,478	3,199	9	1,302	1,283	1	1,330	1,297	3
Corporate	65	78	(17)	(791)	(813)	3	(489)	(525)	7
Consolidated	$17,553	$16,538	6	$4,823	$4,351	11	$5,317	$4,800	11

Note:

a)     Refer to the Company’s amended 8-K filing dated July 19, 2005 for more information on the changes to the Company’s operating structure.

b)    The Company’s reporting period closes on the Friday closest to the end of the quarterly calendar period.  The nine months of 2005 and 2004 ended on September 30, 2005 and October 1, 2004, respectively.  The Company’s fiscal year always closes on December 31 regardless of the day of the week on which it falls.  This heading change conforms to the Company’s historical and continuing reporting practice.

(1)   Operating income (loss) and income (loss) before income taxes in the nine months ended September 30, 2005 were increased by approximately $42 million for Corporate due to the HFCS lawsuit settlement; were reduced by $12 million for North America, $3 million for Africa, $3 million for East, South Asia and Pacific Rim, $3 million for European Union, $4 million for Latin America, $3 million for North Asia, Eurasia and Middle East and $22 million for Corporate as a result of accelerated amortization of stock-based compensation expense due to a change in the estimated service period for retirement eligible participants; and were reduced by approximately $85 million for East, South Asia & Pacific Rim as a result of other operating charges recorded for assets write-downs.

(2)   Operating income (loss) and income (loss) before income taxes in the nine months ended October 1, 2004 were reduced by approximately $18 million for North America, $15 million for East, South Asia & Pacific Rim, $368 million for European Union, $6 million for Latin America, $9 million for North Asia, Eurasia and Middle East and $64 million for Corporate as a result of other operating charges recorded for asset write-downs.

(3)   Income (loss) before income taxes in the nine months ended September 30, 2005 was increased by $16 million for Corporate due to certain items impacting an equity investee; was increased for East, South Asia and Pacific Rim by approximately $23 million due to issuances of stock by Coca-Cola Amatil; and was reduced by $4 million for East, South Asia and Pacific Rim due to asset impairments impacting an equity investee.

(4)   Income (loss) before income taxes in the nine months ended October 1, 2004 was increased for Latin America by approximately $37 million as a result of a favorable tax settlement related to Coca-Cola FEMSA, an equity method investee and was increased for Corporate by approximately $49 million of noncash pretax gains on issuances of stock by Coca-Cola Enterprises Inc. (CCE).

The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company.  Along with Coca-Cola, recognized as the world’s most valuable brand, The Coca-Cola Company markets four of the world’s top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1 billion servings each day.  For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions, including civil unrest and product boycotts; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; foreign currency and interest rate fluctuations and other capital and financial market conditions; adoption of mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in commercial or market practices and business models within the European Union; litigation uncertainties; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to effectively align ourselves with our bottling system; our ability to maintain brand image and product quality as well as other product issues such as product recalls; regulatory and legal changes; our ability to penetrate developing and emerging markets; the availability and quality of water; our ability to achieve earnings forecasts; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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